Exhibit 4.7

Description of Great Elm Group, Inc.’s Registered Securities

As of June 30, 2022, Great Elm Group, Inc. has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (i) our common stock, (ii) our preferred stock purchase rights, (iii) our units and (iv) our 7.25% Notes due 2027 (the “Notes”).

The following is a summary description of such securities and does not purport to be complete. For a complete description of the terms and provisions of such securities, refer to our Certificate of Incorporation (our “Charter”), Bylaws (our “Bylaws”), Rights Agreement (as defined below) and the indenture (as defined below) governing the Notes. This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the Annual Report on Form 10-K to which this exhibit is a part.

Authorized Capital Stock

Pursuant to our Charter, our authorized capital stock consists of 350,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting and Other Rights

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters to be voted on by our stockholders, including the election of directors. Our Charter and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of our common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors (our “Board”) out of legally available funds.

Liquidation, Redemption and Preemptive Rights

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GEG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Pursuant to our Charter, our Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or the Nasdaq Stock Market rules), to designate and issue up to 5,000,000 shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of that series, but not below the number of shares of such series then outstanding.

The Delaware General Corporation Law (the “DGCL”) provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Charter if the amendment would change the par value, the number of authorized shares of the class or the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Charter and our Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Charter and Bylaws

Provisions of our Charter and our Bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Charter and our Bylaws:

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permit our Board to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

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provide that the authorized number of directors may be fixed from time to time by a bylaw or amendment or by one or more resolutions duly adopted by our Board;
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provide that any vacancies resulting from death, resignation, disqualification, removal, or other causes, as well as newly created directorships, may, except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum or vote of the holders of a majority of the voting power of the then-outstanding shares;
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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of our common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and provide that special meetings of our stockholders may be called only by our Board; and
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restricts any direct or indirect transfer (such as transfers of our stock that result from the transfer of interests in other entities that own our stock) if the effect would be to (a) increase the direct or indirect ownership of our stock by any Person (as defined below) from less than 4.99% to 4.99% or more; or (b) increase the percentage of our common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of our common stock.

“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation §1.382-3(a)(1)(i), and includes any successor (by merger or otherwise) of such entity.

Restricted transfers include sales to Persons whose resulting percentage ownership (direct or indirect) of our common stock would exceed the 4.99% thresholds discussed above or to Persons whose direct or indirect ownership of our common stock would by attribution cause another Person to exceed such threshold. Complicated common stock ownership rules prescribed by the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder, will apply in determining whether a Person is a 4.99% stockholder under the transfer restriction in our Charter. A transfer from one member of a “public group” (as that term is defined under Section 382 of the Code) to another member of the same public group does not increase the percentage of our common stock owned directly or indirectly by the public group, and, therefore, such transfers are not restricted.

For purposes of determining the existence and identity of, and the amount of our common stock owned by, any stockholder, we will be entitled to rely on the existence or absence of certain public securities filings as of any date, subject to our actual knowledge of the ownership of our common stock. Our Charter includes our right to require a proposed transferee, as a condition to registration of a transfer of our common stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of our common stock.

Any of these provisions may be amended by a majority of our Board.

Preferred Stock Purchase Rights and Units

Stockholders’ Rights Agreement

On December 19, 2020, our Board adopted a Stockholders’ Rights Agreement (the “Rights Agreement”) in connection with the consummation of a holding company reorganization transaction, that resulted in the cancellation of the previous Stockholders’ Rights Agreement at Great Elm Capital Group, Inc.

Description of Rights Plan

The Rights Agreement is designed to preserve our tax assets and to prevent a person or group from acquiring more than 9.9% of our outstanding capital stock without negotiating with our Board. The possibility of a person or group exerting influence over our Board or business from a minority investment position could harm our ability to create long-term value for all stockholders.

Rights Dividend

Pursuant to the Rights Agreement, our Board declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of our common stock to stockholders of record as of the close of business on December 29, 2020 (the “Record Date”). In addition, one Right will automatically attach to each share of common stock issued between the Record Date and the Distribution Date (defined below). Each Right entitles the registered holder thereof to purchase a unit consisting of one ten-thousandth of a share (a “Unit”) of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), at a cash exercise price of $15.00 per Unit (the “Exercise Price”), subject to adjustment, under certain conditions specified in the Rights Agreement and summarized below.

Distribution Date

Initially, the Rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to, the Record Date. The Rights will separate from the common stock and will become exercisable upon the earlier of:

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the close of business on the tenth business day following the first public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership (as defined in the Rights Agreement using definitions from the Code and the rules and regulations thereunder) of 4.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder;

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the close of business on the tenth business day following the first public announcement that an Acquiring Person has acquired beneficial ownership (as defined under the Rights Agreement using definitions from the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder) of 9.99% or more of the outstanding shares of common stock, other than as a result of repurchases of stock by us or certain inadvertent actions by a stockholder (the date of announcement under this or the preceding bullet, the “Stock Acquisition Date”); or
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the close of business on the tenth business day (or such later day as the Independent Directors (as defined in the Rights Agreement) may determine) following the commencement of a tender offer or exchange offer that could result, upon its consummation, in a person or group becoming the beneficial owner of 4.99% (using the tax definitions) or 9.99% (using the Exchange Act definitions) or more of the outstanding shares of common stock (the earlier of such dates being herein referred to as the “Distribution Date”).

Notwithstanding the foregoing, with respect to any person:

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who beneficially owns using the tax definitions 4.99% or more of the outstanding shares of common stock as of the Record Date; or
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who beneficially owns using the Exchange Act definitions 9.99% or more of the outstanding shares of common stock as of the record date (such persons being referred to in the Rights Agreement as a “Grandfathered Person”),

the Distribution Date will not occur unless such Grandfathered Person has acquired beneficial ownership of shares of common stock representing an additional 1/2% of the outstanding shares of common stock beneficially owned as of the Record Date, for any other Grandfathered Person not listed on Schedule A of the Rights Agreement (the “Grandfathered Percentage”).

Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights):

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the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;
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new common stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference; and
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the surrender for transfer of any certificates for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

As soon as practicable after the Distribution Date, one or more certificates evidencing one Right for each share of common stock held by us, subject to adjustment as provided herein (the Right Certificates) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Except as otherwise determined by the Independent Directors, only shares of common stock issued prior to the Distribution Date will be issued with Rights.

Process for Potential Exemption

Any person who wishes to effect any acquisition of shares of common stock that would, if consummated, result in such person

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beneficially owning (using the tax definitions) more than 4.99% of the outstanding shares of common stock;
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beneficially owning (using the Exchange Act definitions) more than 9.99% of the outstanding shares of common stock; or
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a Grandfathered Person beneficially owning more than the Grandfathered Percentage,

may request that our Independent Directors grant an exemption with respect to such acquisition under the Rights Agreement. Our Independent Directors may deny such an exemption request if they determine, in their sole discretion, that the acquisition of beneficial ownership of common stock by such person could jeopardize or endanger the availability to us of the net operating losses or for whatever other reason they deem reasonable, desirable or appropriate. Any exemption granted may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the person agree that it will not acquire beneficial ownership of shares of common stock in excess of the maximum number and percentage of shares approved by our Independent Directors or that it will not request another exemption).

Subscription and Merger Rights

In the event that a Stock Acquisition Date occurs, proper provision will be made so that each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive upon exercise, in lieu of a number of Units of Series A Preferred Stock, that number of shares of our common stock (or, in certain circumstances, including if there are insufficient shares of common stock to permit the exercise in full of the Rights, Units of Series A Preferred Stock, other securities, cash or property, or any combination of the foregoing) having a market value of two times the Exercise Price of the Right (such right being referred to as the “Subscription Right”). If, at any time following the Stock Acquisition Date:

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we consolidate with, or merge with and into, any other person, and we are not the continuing or surviving corporation;
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any person consolidates with us or merges with and into us and we are the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the shares of our common stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or
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50% or more of our assets or earning power is sold, mortgaged or otherwise transferred,

each holder of a Right (other than an Acquiring Person or its associates or affiliates, whose Rights shall become null and void) will thereafter have the right to receive, upon exercise,

common stock of the acquiring company having a market value equal to two times the Exercise Price of the Right (the “Merger Right”).

The holder of a Right will continue to have the Merger Right whether or not such holder has exercised the Subscription Right. Rights that are or were beneficially owned by an Acquiring Person may (under certain circumstances specified in the Rights Agreement) become null and void.

Until a Right is exercised, the holder will have no rights as a stockholder of our company (beyond those as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Units, other securities of ours, other consideration or for common stock of an acquiring company.

Exchange Feature

At any time after a person becomes an Acquiring Person, our Independent Directors may, at their option, exchange all or any part of the then outstanding and exercisable Rights for shares of common stock or Units at an exchange ratio specified in the Rights Agreement. Notwithstanding the foregoing, our Independent Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Adjustments

The Exercise Price payable, and the number of Units or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution

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in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;
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if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or
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upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments amount to at least 1% of the Exercise Price. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Redemption

The Rights may be redeemed in whole, but not in part, at a price of $0.001 per Right (payable in cash, common stock or other consideration deemed appropriate by our Independent Directors) by our Independent Directors only until the earlier of (i) 10 days after any person becomes an Acquiring Person or (ii) the expiration date of the Rights Agreement. Immediately upon the action of our Independent Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

Amendment

Our Independent Directors in their sole discretion at any time prior to the time at which any person becomes an Acquiring Person may amend the Rights Agreement. After such time our Independent Directors may, subject to certain limitations set forth in the Rights Agreement, amend the Rights Agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of Rights holders (excluding the interests of an Acquiring Person or its associates or affiliates).

Expiration Date

The Rights are not exercisable until the Distribution Date and will expire at the earlier of:

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the time when the Rights are redeemed as provided therein;
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the time when the Rights are exchanged as provided therein;
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the repeal of Section 382 of the Code if our Independent Directors determine that the Rights Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Agreement);
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the beginning of our taxable year to which our Board determines that no Tax Benefits may be carried forward; or
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the close of business on January 29, 2028.

7.25% Notes due 2027

The Notes were issued under, and are governed by, an indenture, dated as of June 9, 2022 (the “base indenture”), as supplemented by the first supplemental indenture, dated as of June 9, 2022 (the “supplemental indenture”), entered into between us and American Stock Transfer & Trust Company, LLC, as trustee (the “trustee”) (the base indenture, together with the supplemental indenture, the “indenture”).

General, Principal and Interest

On June 9, 2022, we completed a public offering of $ 26,945,000 aggregate principal amount of the Notes. The Notes mature on June 30, 2027. The principal payable at maturity will be 100% of the aggregate principal amount. The interest rate of the Notes is 7.25% per year and will be paid every March 31, June 30, September 30, and December 31, beginning June 30, 2022, and the regular record dates for interest payments will be every March 15, June 15,

September 15, and December 15 beginning June 15, 2022. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment. The initial interest period will be the period from and including June 9, 2022, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

The indenture contains a covenant limiting the amount of debt we may incur if our debt to equity ratio would exceed 2 to 1, but the indenture does not otherwise limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise. See “– Covenants” below. Other than restrictions described under “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect noteholders’ investment in us.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment and related matters, the following covenants apply to the Notes:

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If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Securities and Exchange Commission, we agree to furnish to holders of the Notes and the trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with accounting principles generally accepted in the United States (“GAAP”).
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We agree that, while the Notes are outstanding, we will not incur additional indebtedness (other than Permitted Indebtedness), that would cause our Net Consolidated Debt to Equity Ratio, after such incurrence and pro forma for any equity issued in connection with such incurrence to be greater than 2 to 1.
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“Net Consolidated Debt to Equity Ratio” means the ratio of Net Consolidated Debt to total shareholders’ equity, in each case as shown on our consolidated balance sheet as of the last day of the most recent fiscal quarter.
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“Net Consolidated Debt” means, without duplication, (a) the aggregate principal amount of outstanding indebtedness for borrowed money of us and our subsidiaries (excluding Forest Investments, Inc. and its subsidiaries), plus (b) Capital Lease Obligations we and/or our subsidiaries (excluding Forest Investments, Inc. and its subsidiaries) may have outstanding, minus (c) the aggregate amount of cash and cash equivalents of us and our subsidiaries (excluding cash proceeds of any proposed incurrence of indebtedness). “Net Consolidated Debt” shall not include (1) any indebtedness owing to us by any subsidiary or any indebtedness owing to any subsidiary by us or another subsidiary, (2) indemnification or guaranty obligations arising in the ordinary course of business, (3) indemnification obligations, deferred purchase price, earnouts or similar obligations under contracts for purchase and sale and (4) any indebtedness that is contractually or structurally subordinated in right of payment to the Notes (clauses (1) to (4), collectively, “Permitted Indebtedness”).
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“Capital Lease Obligations” means the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. The obligations of us or any subsidiaries we may acquire or establish in the future, or of a future special purpose or other entity not consolidated with us, will not be Capital Lease Obligations if they (x) initially were not included on our consolidated balance sheet as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with us were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (y) did not exist on the issue date and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on the issue date had they existed at that time. “Capital Lease Obligations” shall not include obligations relating to a lease that was (or would be) classified and accounted for by us and our subsidiaries as an operating lease under GAAP as in effect prior to the effectiveness of Accounting Standards Codification 842.
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We agree that for the period of time during which the Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, that would cause our Net Consolidated Debt to Equity Ratio to be greater than 2 to 1 after giving effect to such declaration, distribution or purchase; provided that the foregoing shall not prohibit (i) any management fees or shared service payments owing to us from any subsidiary and (ii) any distributions to us or among our subsidiaries in respect of any income taxes owing by us or any subsidiary. For the avoidance of doubt, the indenture and the Notes will not restrict the Company’s payment of interest or principal on any indebtedness, including our 5.0% Convertible Senior PIK Notes due 2030, or Great Elm Capital Management, Inc.’s payment of interest or principal on its promissory note with Imperial Capital Asset Management, LLC (the “Promissory Notes”).
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We agree that, if our Net Consolidated Debt to Equity Ratio is greater than 2 to 1 at the end of any calendar quarter, we will retain no less than 10% of our Excess Cash Flows as cash and cash equivalents until such time as our Net Consolidated Debt to Equity Ratio is less than 2 to 1 at the end of a calendar quarter.
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“Excess Cash Flow” means cash flow from operating activities minus (1) cash flow from investing activities and (2) principal payments on outstanding indebtedness

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option on or after June 30, 2024, upon not less than 15 days nor more than 60 days written notice prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

If we redeem only some of the Notes, the trustee or, with respect to global securities, The Depository Trust & Clearing Corporation (“DTC”), will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Conversion and Exchange

The Notes are not convertible into or exchangeable for other securities.

Events of Default

An “event of default” with respect to the Notes occurs if:

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we do not pay the principal of any Note when due and payable;
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we do not pay interest on any Note when due, and such default is not cured within 30 days;
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we remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the Notes; or
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we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 90 days.

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the Notes may declare the entire principal amount of all the Notes to be due and immediately payable. If an Event of Default referred to in the last bullet point above with respect to us has occurred, the entire principal amount of all the Notes will automatically become due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the Notes if (1) we have deposited with the trustee all amounts due and owing with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

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where we merge out of existence or convey or transfer substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes;
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the merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specified period of time were disregarded; and
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we must deliver certain certificates and documents to the trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring the Approval of the Noteholders

First, there are changes that we cannot make to the Notes without approval from each affected holder. The following is a list of those types of changes:

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change the stated maturity of the principal of or interest on the Notes;
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reduce any amounts due on the Notes;
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reduce the amount of principal payable upon acceleration of the maturity of the Notes following a default;
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change the place or currency of payment on the Notes;
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impair noteholders’ right to sue for payment;
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reduce the percentage of holders of Notes whose consent is needed to modify or amend the indenture; and
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reduce the percentage of holders of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Not Requiring Approval of the Noteholders

The second type of change does not require any vote by the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

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if the change affects only the Notes, it must be approved by the holders of a majority in principal amount of the Notes; and
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if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under the indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring the Approval of Noteholders.”

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to the Notes when:

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either:
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all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the Trustee for cancellation; or
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all such Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
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no default or Event of Default has occurred and is continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which we are a party or by which we are bound;
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we have paid or caused to be paid all sums payable by us under this indenture; and
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we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture relating to the Notes.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture. This is called “covenant defeasance.” In that event, noteholders would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, we must do the following:

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since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their due dates;
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we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing noteholders to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity;
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defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments;
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no default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days; and
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we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, noteholders can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, noteholders may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes of a particular series (called “full defeasance”) if the following conditions are satisfied in order for noteholders to be repaid:

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since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates;
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we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing noteholders to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, such a legal opinion could not be provided as the deposit and our legal release from the Notes would be treated as though we paid noteholders their share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the Notes and noteholders would recognize a gain or loss on the Notes at the time of the deposit, which would generally cause noteholders to be taxed differently with respect to the Notes than if we had not made the deposit;
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we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;
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defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments; and
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no default or Event of Default with respect to the Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, noteholders would have to rely solely on the trust deposit for repayment of the Notes. Noteholders could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Governing Law

The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Indenture Provisions - Ranking

The Notes are our direct unsecured obligations and rank:

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pari passu, or equal, with any future outstanding unsecured unsubordinated indebtedness, including our 5.0% Convertible Senior PIK Notes due 2030
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senior to any of our indebtedness that expressly provides it is subordinated to the Notes
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effectively subordinated to any future secured indebtedness; and
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structurally subordinated to a revolving line of credit with Pacific Mercantile Bank, the Promissory Note and any future indebtedness and other obligations of any of our current and future subsidiaries.

The Trustee under the Indenture

American Stock Transfer & Trust Company, LLC serves as the trustee, paying agent, and security registrar under the indenture.

Book-Entry Procedures

The Notes were issued in book-entry form and are represented by global notes deposited and registered in the name of DTC or its nominee. Except as set forth in the indenture, certificated notes will not be issued in exchange for beneficial interests in the global notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered certificate will be issued for each issuance of the Notes, in the aggregate principal amount thereof, and will be deposited with DTC.